Exhibit 99.1

NASB Financial, Inc.

NEWS RELEASE

Contact:	Rhonda Nyhus
NASB Financial, Inc.
12498 South 71 Highway
Grandview, MO 64030
Phone (816) 765-2200

FOR IMMEDIATE RELEASE:

NASB Financial, Inc. Announces Financial Results

Grandview, Missouri (August 8, 2014) - NASB Financial, Inc. (NASDAQ: NASB) announced today net income for the quarter ended June 30, 2014, of $4,588,000 or $0.58 per share. This compares to net income of $6,181,000 or $0.79 per share for the quarter ended March 31, 2014, and compares to net income of $1,775,000 or $0.23 per share for the quarter ended June 30, 2013.

Included in the results for the quarter ended March 31, 2014 is a negative provision for loan losses of $5.0 million to reduce the Bank’s Allowance for Loan and Lease Losses (“ALLL”) consistent with the Bank’s ALLL methodology. The negative provision was based primarily on notable improvement in the Bank’s credit quality and improvement in the real estate markets in which the Bank operates. Excluding the after tax impact of the negative loan loss provisions, net income for the quarter ended March 31, 2014, would have been $2,931,000 or $0.37 per share.

Net income for the nine months ended June 30, 2014, was $12,768,000 or $1.62 per share, which included a negative provision for loan losses of $5.0 million recorded in the March 2014 quarter. This compares to net income of $21,110,000 or $2.68 per share for the nine months ended June 30, 2013, which included a negative provision for loan losses of $9.6 million.

Excluding the after tax impact of the negative loan loss provision, net income would have been $9,518,000 or $1.21 per share for the nine months ended June 30, 2014, as compared to $15,206,000 or $1.93 per share for the nine months ended June 30, 2013.

Non-interest income was $26,945,000 for the nine month period ended June 30, 2014, compared to $46,459,000 for the nine month period ended June 30, 2013. This decrease was primarily the result of lower residential loan origination volume in the Bank’s mortgage banking division.

NASB Financial, Inc. is a unitary thrift holding company for North American Savings Bank, F.S.B. (“North American” or the “Bank”). As of June 30, 2014, the Bank’s Tier 1 leverage ratio and total risk-based capital ratio was 17.4% and 24.2%, respectively.

North American operates six offices in greater Kansas City, Missouri and others in Harrisonville, St. Joseph, and Excelsior Springs, Missouri. The Bank, a nationwide residential mortgage lender, also has loan origination offices in greater Kansas City, Missouri.

(Financial Highlights Schedule Attached)

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NASB Financial, Inc.

Financial Highlights

(Dollars in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	6/30/14	3/31/14	6/30/13	6/30/14	6/30/13
EARNINGS DATA:
Net interest income	$11,110	10,689	10,273	32,688	32,345
Provision for loan losses	—	(5,000)	—	(5,000)	(9,600)
Non-interest income	10,879	8,765	10,997	26,945	46,459
Non-interest expense	14,930	14,945	18,384	44,995	54,079
Income tax expense (benefit)	2,471	3,328	1,111	6,870	13,215

Net income (loss)	$4,588	6,181	1,775	12,768	21,110

FINANCIAL CONDITION DATA:
Total assets	$1,206,935	1,184,745	1,142,405	1,206,935	1,142,405
Total loans and mortgage-backed and related securities	849,805	820,600	790,463	849,805	790,463
Customer and brokered deposit accounts	744,406	755,204	801,348	744,406	801,348
Stockholders’ equity	205,526	200,374	190,575	205,526	190,575
FINANCIAL RATIOS AND PER SHARE DATA:
Book value per share	$26.12	25.47	24.22	26.12	24.22
Earnings (loss) per share	0.58	0.79	0.23	1.62	2.68
Cash dividends paid per share	0.10	0.60	—	0.70	—
Return on assets (annualized net income divided by total average assets)	1.53%	2.09%	0.61%	1.45%	2.36%
Return on equity (annualized net income divided by average stockholders’ equity)	9.04%	12.60%	3.73%	8.49%	15.55%
Weighted average shares outstanding	7,867,614	7,867,614	7,867,614	7,867,614	7,867,614